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                                                                     Exhibit (d)




                                                     July 2, 1999


E. I. du Pont de Nemours and Company
1007 Market Street
Wilmington, Delaware  19898

                           Re:      United States Federal Income Tax
                                    Consequences of the Exchange Offer and
                                    Any Subsequent Spin-off

Ladies and Gentlemen:

                  We have acted as counsel to E. I. du Pont de Nemours and Company, a Delaware corporation ("DuPont"), in connection with the contemplated exchange offer (the "Exchange Offer") pursuant to which DuPont will exchange shares of Class B common stock ("Class B Common Stock") of Conoco Inc., a Delaware corporation ("Conoco"), for shares of DuPont common stock ("Common Stock") tendered by DuPont stockholders and the subsequent spin-off, if any, of Class B Common Stock to DuPont stockholders (the "Spin-off," together with the Exchange Offer, the "Split-off"), as described in the Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission (the "Commission") on March 22, 1999, as amended (the "Registration Statement"). You have requested our opinion regarding the United States federal income tax consequences of the Split-off.

                  In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, representations and covenants contained in originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, representations and covenants set forth in the documents referred to above and the statements, representations and covenants made by DuPont and Conoco.


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E. I. du Pont de Nemours and Company
July 2, 1999
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                  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We have assumed that all of the transactions related to the Split-off will be consummated in the manner described in the Registration Statement and that all DuPont stockholders participating in the Split-off will hold their Common Stock as a capital asset.

                  In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant, all of which are potentially subject to change, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions.

                  Based solely on the foregoing, we are of the opinion that, under current law, for United States federal income tax purposes:

         (i) no gain or loss will be recognized by, and no amount will be included in the income of, the DuPont stockholders upon their receipt of shares of Class B Common Stock in the Exchange Offer and any subsequent Spin-off;

         (ii) for those DuPont stockholders that surrender all of their Common Stock in the Exchange Offer, the aggregate tax basis of the shares of Class B Common Stock held by the DuPont stockholders after the Exchange Offer, including any fractional share interests, will be the same as the aggregate tax basis of the shares of Common Stock exchanged in the Exchange Offer;

         (iii) for those DuPont stockholders that do not surrender all of their Common Stock in the Exchange Offer, each such stockholder's aggregate tax basis in the Common Stock held before the completion of the Exchange Offer will be allocated between the Common Stock and Class B Common Stock, including any fractional share interests,

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E. I. du Pont de Nemours and Company
July 2, 1999
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                  held by such stockholder after the Exchange Offer and any
                  subsequent Spin-off in proportion to their relative fair market values; and

         (iv) the holding period of the shares of Class B Common Stock received by the DuPont stockholders in the Exchange Offer and any subsequent Spin-off, including any fractional share interests, will include the holding period of the shares of Common Stock with respect to which the shares of Class B Common Stock were received.

                  Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the Split-off or of any other transaction or event contemplated by or referred to in the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent change in the facts stated, referenced, or assumed herein or of any subsequent change in applicable law. This opinion may not be used, circulated, quoted, or otherwise referred to for any purpose without our express written permission. We consent to the use of our name in the offering circular-prospectus included in the Registration Statement and to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                     Very truly yours,



                                     Skadden, Arps, Slate, Meagher & Flom LLP